As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-213285

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-213285

UNDER THE SECURITIES ACT OF 1933

TIER REIT, INC.

(Murphy Subsidiary Holdings Corporation, as successor by merger to TIER REIT, Inc.)
(Exact name of registrant as specified in its charter)

Maryland	68-0509956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Murphy Subsidiary Holdings Corporation
3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Pamela F. Roper
Executive Vice President & Corporate Secretary
Murphy Subsidiary Holdings Corporation
as successor by merger to
TIER REIT, Inc.
3344 Peachtree Street NE, Suite 1800
Atlanta, Georgia 30326
(404) 407-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Edward D. Herlihy, Esq. David E. Shapiro, Esq. Jenna E. Levine, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John T. Haggerty, Esq. Scott Chase, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by TIER REIT, Inc. (the “Registrant”) deregisters all shares of the Registrant’s common stock, par value $.0001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), and any other securities remaining unissued under the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3ASR (No. 333-213285), which was filed with the Commission on August 24, 2016, pertaining to the registration of an indeterminate amount of the Company’s Common Stock, Preferred Stock, stock purchase contracts, Preferred Stock represented by depositary shares and warrants to purchase Common Stock or Preferred Stock.

On June 14, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 25, 2019 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Registrant, Cousins Properties Incorporated (“Cousins”) and Murphy Subsidiary Holdings Corporation, a direct wholly owned subsidiary of Cousins (“Merger Sub”), the Registrant and Cousins completed the previously announced merger (the “Merger”) whereby the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the Merger.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all shares of Common Stock, Preferred Stock and any other securities registered under the Registration Statement but not sold under the Registration Statement as of the date hereof.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Murphy Subsidiary Holdings Corporation, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of June, 2019.

Murphy Subsidiary Holdings Corporation,
as successor by merger to TIER REIT, Inc.

By:	/s/ Pamela F. Roper
	Name:	Pamela F. Roper
	Title:	Executive Vice President & Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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